Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FIRST QUARTER 2019 RESULTS AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, May 1, 2019 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the first quarter of 2019. A short slide presentation summarizing the highlights of Matador’s first quarter 2019 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

First Quarter 2019 Financial and Operational Highlights

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First quarter 2019 average daily oil equivalent production increased 8% sequentially to a record quarterly high for the Company of 59,900 barrels of oil equivalent (“BOE”) per day (58% oil) as compared to the fourth quarter of 2018. Average daily oil production increased 3% sequentially to 34,500 barrels per day, and average daily natural gas production increased 15% sequentially to 152.5 million cubic feet per day, each as compared to the fourth quarter of 2018.

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First quarter 2019 Delaware Basin average daily oil equivalent production increased 7% sequentially to a record quarterly high for the Company of 52,600 BOE per day (61% oil) as compared to the fourth quarter of 2018. Delaware Basin average daily oil production increased 2% sequentially to 32,000 barrels per day, and Delaware Basin average daily natural gas production increased 15% sequentially to 123.9 million cubic feet per day, each as compared to the fourth quarter of 2018.

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First quarter 2019 net loss (GAAP basis) was $16.9 million, or a loss of $0.15 per diluted common share, a sequential decrease from net income of $136.7 million in the fourth quarter of 2018, and a year-over-year decrease from net income of $59.9 million in the first quarter of 2018. On a GAAP basis, first quarter 2019 net income was negatively impacted by a non-cash unrealized loss on derivatives of $45.7 million, as oil prices rose throughout much of the first quarter. By comparison, the fourth quarter of 2018 and the first quarter of 2018 were positively impacted by non-cash unrealized gains on derivatives of $74.6 million and $10.4 million, respectively.

•
First quarter 2019 adjusted net income (a non-GAAP financial measure) was $21.9 million, or $0.19 per diluted common share, a sequential decrease from $43.0 million in the fourth quarter of 2018, and a year-over-year decrease from $39.1 million in the first quarter of 2018.

•
First quarter 2019 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) was $124.8 million, a sequential decrease from $143.2 million in the fourth quarter of 2018, and a year-over-year increase from $117.3 million in the first quarter of 2018.

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In February 2019, Matador announced a second strategic midstream transaction with a subsidiary of Five Point Energy LLC (“Five Point”) to expand San Mateo’s (as defined below) natural gas gathering and processing, salt water gathering and disposal and oil gathering operations in the Delaware Basin (please see Matador’s February 25, 2019 press release for additional information). As part of this transaction, Five Point has committed to carry Matador for $125 million of the first $150 million in capital expenditures (i.e., Matador will pay $25 million and Five Point will pay $125 million). In addition, Five Point has also provided Matador the opportunity to earn deferred performance incentives of up to $150 million over the next five years (over and above those performance incentives associated with the 2017 formation of the San Mateo joint venture), plus additional performance incentives to bring in third-party customers.

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Matador incurred capital expenditures, excluding land and mineral acquisitions, of approximately $193 million, including $177 million for drilling, completing and equipping wells (“D/C/E”) and $16 million for midstream investments in the first quarter of 2019, which primarily represented Matador’s proportionate share of San Mateo’s first quarter capital expenditures. Matador’s D/C/E and midstream capital expenditures were below its estimates of $190 million and $22 million, respectively, for the first quarter of 2019. Matador estimates that approximately $10 million of the difference in D/C/E capital expenditures resulted from lower-than-expected well costs on certain wells in both the Delaware Basin and South Texas, primarily attributable to lower-than-expected completion costs, including from the use of increased quantities of regional sand in the Delaware Basin.

Note: All references to net income (loss), adjusted net income and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo I”) and San Mateo Midstream II, LLC (“San Mateo II,” and, together with San Mateo I, “San Mateo”). For a definition of adjusted net income (loss), adjusted earnings per diluted common share and Adjusted EBITDA and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net Production Volumes:(1)
Oil (MBbl)(2)	3,107	3,080	2,382
Natural gas (Bcf)(3)	13.7	12.2	10.2
Total oil equivalent (MBOE)(4)	5,395	5,109	4,075
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	34,517	33,479	26,465
Natural gas (MMcf/d)(6)	152.5	132.3	112.9
Total oil equivalent (BOE/d)(7)	59,941	55,536	45,273
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$49.64	$49.09	$62.20
Oil, with realized derivatives (per Bbl)	$50.72	$50.75	$60.40
Natural gas, without realized derivatives (per Mcf)(8)	$2.85	$3.47	$3.33
Natural gas, with realized derivatives (per Mcf)	$2.84	$3.35	$3.33
Revenues (millions):
Oil and natural gas revenues	$193.3	$193.5	$182.0
Third-party midstream services revenues	$11.8	$8.6	$3.1
Realized gain (loss) on derivatives	$3.3	$3.7	$(4.3)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$3.65	$3.53	$4.37
Lease operating	$5.78	$4.56	$5.44
Plant and other midstream services operating	$1.73	$1.45	$1.04
Depletion, depreciation and amortization	$14.25	$14.19	$13.59
General and administrative(9)	$3.39	$2.66	$4.40
Total(10)	$28.80	$26.39	$28.84
Other (millions):
Net sales of purchased natural gas(11)	$0.6	$0.4	$—
Lease bonus - mineral acreage	$—	$2.5	$—
Total	$0.6	$2.9	$—
Net (loss) income (millions)(12)	$(16.9)	$136.7	$59.9
(Loss) earnings per common share (diluted)(12)	$(0.15)	$1.17	$0.55
Adjusted net income (millions)(12)(13)	$21.9	$43.0	$39.1
Adjusted earnings per common share (diluted)(12)(14)	$0.19	$0.37	$0.36
Adjusted EBITDA (millions)(12)(15)	$124.8	$143.2	$117.3

(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.85, $0.67 and $1.03 per BOE of non-cash, stock-based compensation expense in the first quarter of 2019, the fourth quarter of 2018 and the first quarter of 2018, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas refers to residue natural gas and natural gas liquids that are purchased from a customer, primarily by San Mateo, and subsequently resold. Such amounts reflect revenues from sales of purchased natural gas of $11.2 million, $7.1 million and zero less expenses of $10.6 million, $6.6 million and zero in the first quarter of 2019, the fourth quarter of 2018 and the first quarter of 2018, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net (loss) income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net (loss) income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “The first quarter of 2019 was another well executed quarter for Matador, evidenced by strong operational and financial results and highlighted by the announcement of a second strategic midstream transaction with our joint venture partner, Five Point, to expand San Mateo’s natural gas gathering and processing, salt water gathering and disposal and oil gathering operations in the Delaware Basin. Notably, our asset teams continued to deliver strong well results across each of our asset areas in the Delaware Basin during the first quarter, and as a result, our Delaware Basin average daily oil equivalent production exceeded 50,000 BOE per day for the first time, reaching 52,600 BOE per day. Matador’s total oil, natural gas and oil equivalent production were all at record highs in the first quarter, with our average daily oil equivalent production at just under 60,000 BOE per day. In addition, during the first quarter of 2019, Matador announced a 28% increase in its Delaware Basin inventory to approximately 2,300 net operated drilling locations at December 31, 2018, and, consistent with our prior estimates, these estimated future drilling locations were based almost entirely on a 160-acre well spacing pattern to mitigate potential “parent-child” well interference problems.

“We continued to make progress with our various capital discipline and capital efficiency initiatives during the first quarter of 2019, as we seek to more closely balance capital spending with cash flows and other sources of capital. As previously reported, we completed our nine-well South Texas drilling program during the first quarter and released the related rig in early February. Five of these wells were completed and turned to sales as of the end of the first quarter, and the remaining four wells have been or are expected to be turned to sales during the second quarter. As noted above, we entered into a capital efficient transaction for the expansion of San Mateo, whereby Matador expects to receive a $50 million capital carry from Five Point. We are also working to implement practices to improve the capital efficiency of our drilling and completion operations and are pleased to report that capital expenditures associated with drilling, completing and equipping certain of our operated wells in the Delaware Basin and South Texas were approximately $10 million less during the first quarter than we had originally estimated, primarily attributable to lower-than-expected stimulation costs, including from the use of increased quantities of regional sand in our stimulation operations.

“As promised, we also continued working to narrow any spending gap for 2019 by converting certain non-cash assets to cash and by divesting portions of our non-core assets, particularly in South Texas and in the Haynesville shale. As reported in our fourth quarter 2018 earnings release on February 26, 2019, our initial efforts were expected to result in approximately $50 to $55 million in cash to Matador’s balance sheet from a number of transactions closed or under contract to close, not including the $50 million in capital carry we expect from Five Point as part of the San Mateo expansion. Today, we are pleased to report that we have closed or have under contract to sell and have received or expect to receive shortly the proceeds from most of these initial efforts, which include specifically, among others, (i) $14.7 million in performance incentives received from Five Point in March 2019 attributable to the formation of San Mateo I and (ii) approximately $18 million attributable to the sale of portions of our Eagle Ford and Haynesville properties. We continue to receive offers from other operators on our various properties in South Texas and Northwest Louisiana and East Texas, and we expect to report progress in future periods toward divesting additional portions of these assets as we identify and complete satisfactory transactions.

“We are encouraged by the recent increase in oil prices and have taken advantage of this uptick in prices to increase our oil hedging position such that approximately 70% of our anticipated oil production is now hedged for the remainder of 2019. Of course, should oil prices remain at their current levels or increase further, the additional cash flows we may receive above our original expectations for 2019 should also help to narrow any spending gap. In addition, we look forward to the improvements in capital efficiency we expect to achieve as Matador begins to drill more one and a half to two mile laterals during the remainder of 2019 and into 2020. As a result of our continuing land efforts to make small acreage acquisitions and execute strategic acreage trades, Matador now expects that approximately 85% of the wells we plan to complete and turn to sales in 2020 will have lateral lengths greater than one mile. Please review the short slide presentation accompanying this earnings release for additional information on our continuing efforts to improve capital efficiency throughout 2019 and 2020.

“We remain confident in the plan we provided to investors on February 26, 2019 to methodically grow the per share value of Matador by drilling better wells, improving our capital efficiencies and coordinating our highly complementary exploration, production and midstream activities. In this manner, we are committed to continuing to build value for Matador shareholders.”

First Quarter 2019 Capital Expenditures

During the first quarter of 2019, Matador incurred capital expenditures, excluding land and mineral acquisitions, of approximately $193 million, including $177 million for D/C/E capital expenditures and $16 million for midstream investments, which was approximately $19 million below the Company’s first quarter estimates of $212 million for D/C/E and midstream capital expenditures.

D/C/E capital expenditures associated with Matador’s operated and non-operated wells were approximately $13 million below the Company’s estimate of $190 million for the first quarter of 2019. Approximately $10 million of this difference resulted from well costs that came in below the Company’s estimates on certain wells in both the Delaware Basin and in South Texas. These lower well costs were primarily attributable to lower-than-expected completion costs, including from the use of increased quantities of regional sand in the Company’s stimulation operations in the Delaware Basin. These savings were partially offset by approximately $5 million in increased D/C/E capital expenditures resulting from Matador acquiring additional working interests in certain wells drilled and/or completed in the first quarter. The remaining $8 million of the difference in D/C/E capital expenditures was primarily attributable to certain non-operated wells that were expected to be in progress during the first quarter of 2019 but are now expected to be deferred into the second or third quarters of 2019. Matador is encouraged by the $10 million savings in D/C/E capital expenditures attributable to lower well costs in the first quarter of 2019 and hopes these results may prove to be sustainable in the second through fourth quarters of 2019, although the Company is making no adjustment at this time to its full year 2019 D/C/E capital expenditure guidance as provided on February 26, 2019.

Midstream capital expenditures of approximately $16 million, which primarily represented Matador’s proportionate share of San Mateo’s first quarter capital expenditures, was $6 million below the Company’s estimates of $22 million for the first quarter of 2019. These lower-than-expected midstream capital expenditures primarily resulted from the initiation of certain projects, mostly associated with San Mateo I, being deferred from late in the first quarter into the second quarter of 2019.

Significant Well Results

The following table highlights the 24-hour initial potential (“IP”) test results from certain of Matador’s operated wells recently completed and turned to sales in the Delaware Basin. Matador continues to be pleased with its well results across its acreage position in the Delaware Basin and particularly with a number of better-than-expected well results during the first quarter of 2019.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Antelope Ridge, Lea County, NM
Charles Ling Fed Com #211H	Wolfcamp A-Lower	2,788	578	77%	Excellent well results from Charles Ling Wolfcamp A-Lower completions in Antelope Ridge—all wells drilled and completed simultaneously in the same horizon.
Charles Ling Fed Com #212H	Wolfcamp A-Lower	2,771	574	76%
Charles Ling Fed Com #213H	Wolfcamp A-Lower	2,920	630	74%
Charles Ling Fed Com #214H	Wolfcamp A-Lower	3,249	695	71%
Wolf, Loving County, TX
Howard Posner 83-TTT-B33 WF #203H	Wolfcamp A-XY	2,382	318	58%	Two additional excellent Wolfcamp A-XY wells completed in the Wolf asset area.
Howard Posner 83-TTT-B33 WF #204H	Wolfcamp A-XY	1,813	241	60%
South Texas, La Salle County, TX
Lloyd Hurt C #12H	Eagle Ford	1,201	138	85%	Solid Eagle Ford shale well results in South Texas—Matador’s two highest reported 24-hr IP rates for wells completed to date in far northwest La Salle County.
Lloyd Hurt D #13H	Eagle Ford	968	109	85%
(1) 24-hour IP per 1,000 feet of completed lateral length.

In the Antelope Ridge asset area, Matador was particularly pleased with the results of its Charles Ling wells, four Wolfcamp A-Lower wells completed and turned to sales in the last few days of the first quarter of 2019 in the western portion of the asset area. The four Charles Ling wells (Charles Ling Fed Com #211H, #212H, #213H and #214H) flowed at an average of 2,932 BOE per day (75% oil), including 2,187 barrels of oil per day and 4.5 million cubic feet of natural gas per day, during 24-hour IP tests from completed lateral lengths of approximately 4,600 to 4,800 feet. These four wells were all successful additional tests of the Wolfcamp A-Lower formation, further evidencing the prospectivity of this interval across much of the Company’s acreage in the Antelope Ridge asset area. Matador owns a working interest of approximately 60 to 65% in these Charles Ling wells.

Matador also continues to experience success with the longer laterals (greater than one mile) it has drilled recently in the Wolf asset area. The Howard Posner 83-TTT-B33 WF #203H and #204H (Howard Posner #203H and #204H) wells, both Wolfcamp A-XY completions, tested 2,382 BOE per day (58% oil) and 1,813 BOE per day (60% oil), respectively, during 24-hour IP tests. Both the Howard Posner #203H and #204H wells had completed lateral lengths of approximately 7,500 feet.

In South Texas, Matador was also pleased with the results of its Lloyd Hurt C #12H and D #13H wells drilled and completed in northwest La Salle County, Texas. The Lloyd Hurt C #12H and D #13H wells, which targeted the Eagle Ford shale, flowed an average of 1,085 BOE per day (85% oil), including 923 barrels of oil per day and 1.0 million cubic feet of natural gas per day, during 24-hour IP tests from completed lateral lengths of approximately 8,800 feet. These wells mark the two best 24-hour IP test results from any wells that Matador has completed to date in its far northwest La Salle County acreage. Matador also completed and turned to sales its Lloyd Hurt AC-C #26H well, the Company’s first Austin Chalk test in La Salle County, in late March 2019. This well is still cleaning up and improving following stimulation, and the Company continues to be encouraged by its early performance. Matador expects to provide further details on the results of this well at a later date.

Operations Update

Drilling and Completion Activities

During the first quarter of 2019, Matador continued to focus primarily on the exploration, delineation and development of its Delaware Basin acreage position in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador began 2019 operating six drilling rigs in the Delaware Basin, and the Company operated six drilling rigs there as of May 1, 2019. During the first quarter, these six operated drilling rigs were deployed across the Company’s Delaware Basin asset areas, but with an increased focus on the Antelope Ridge asset area in early 2019. Matador expects to continue operating these six drilling rigs in the Delaware Basin throughout the remainder of 2019, with four rigs operating between the Rustler Breaks and Antelope Ridge asset areas, one rig operating in the Wolf and Jackson Trust asset areas and one rig operating in the Arrowhead, Ranger and Twin Lakes asset areas, although this rig, in particular, is expected to operate in the Stebbins area and surrounding leaseholds (the “Greater Stebbins Area”) in the southern portion of the Arrowhead asset area for most of the remainder of 2019. While Matador anticipates operating six drilling rigs for the remainder of 2019, the Company may consider adjusting its drilling program based upon commodity prices and other economic circumstances.

As previously reported, in October 2018, the Company added a seventh operated drilling rig to its drilling program on a short-term contract in South Texas to drill up to ten wells, primarily in the Eagle Ford shale, to take advantage of higher oil and natural gas prices in South Texas, to conduct at least one exploratory test of the Austin Chalk formation and to validate and hold by production almost all of its remaining undeveloped acreage in South Texas. This rig operated in South Texas throughout the fourth quarter of 2018 and into early 2019. In response to declining oil prices in the fourth quarter of 2018 and into early 2019, and in an effort to more closely align the Company’s 2019 projected capital expenditures and cash flows, when drilling operations were finalized on the ninth well in early February 2019, this rig was released and was not moved to the Delaware Basin as the Company had previously anticipated. One of the Eagle Ford shale wells was completed and turned to sales during the fourth quarter of 2018, and four of the remaining eight wells, including one well drilled in the Austin Chalk formation, were completed and turned to sales late in the first quarter of 2019. Of the remaining four Eagle Ford shale wells drilled and completed in the recent South Texas program, two wells on the Haverlah leasehold in Atascosa County were turned to sales in April, and two additional wells on the Lloyd Hurt leasehold are expected to be turned to sales in May 2019.

Wells Completed and Turned to Sales

During the first quarter of 2019, Matador completed and turned to sales a total of 42 gross (17.5 net) wells in its various operating areas, all but one of which were horizontal wells. This total was comprised of 21 gross (15.6 net) operated wells and 21 gross (1.9 net) non-operated wells. The number of operated wells turned to sales in the first quarter of 2019 was two gross (approximately 2.0 net) wells fewer than Matador had forecasted for the first quarter of 2019, primarily as a result of the initial flowback following completion operations from the two wells on the Haverlah leasehold in South Texas being delayed until early in the second quarter of 2019, despite completion operations having been concluded during the first quarter. Essentially all capital expenditures for these two wells were incurred during the first quarter. The number of non-operated wells turned to sales in the first quarter of 2019 was in line with Matador’s first quarter 2019 expectations.

In the first quarter of 2019, most of the Company’s operated and non-operated drilling and completion activities were undertaken in the Delaware Basin, with the exception of those drilling and completion operations attributable to the seventh rig operating in South Texas and certain non-operated activities in the Haynesville, as summarized in the table below.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Rustler Breaks	3	2.4	12	1.1	15	3.5	1-WC A-XY, 1-WC B-Blair, 1 Vertical Brushy Canyon
Arrowhead	2	1.3	1	-	3	1.3	2-2BS
Ranger	3	1.2	3	0.3	6	1.5	2-3BS, 1-WC A-XY
Wolf/Jackson Trust	3	2.2	-	-	3	2.2	2-WC A-XY, 1-WC A-Lower
Twin Lakes	-	-	-	-	-	-	No Twin Lakes completions in Q1 2019
Antelope Ridge	6	4.5	3	0.1	9	4.6	1-2BS, 5-WC A-Lower
Delaware Basin	17	11.6	19	1.5	36	13.1	Six separate intervals tested in Q1 2019
South Texas	4	4.0	-	-	4	4.0	3-EF, 1-AC
Haynesville Shale	-	-	2	0.4	2	0.4
Total	21	15.6	21	1.9	42	17.5

Note: WC = Wolfcamp; BS = Bone Spring; EF = Eagle Ford; AC = Austin Chalk. For example, 2-2BS indicates two Second Bone Spring completions and 5-WC A-XY indicates five Wolfcamp A-XY completions.

Production Results

Average daily oil equivalent production increased 8% sequentially from 55,500 BOE per day (60% oil) in the fourth quarter of 2018 to 59,900 BOE per day (58% oil) in the first quarter of 2019, a record quarterly high for Matador.

Average daily oil production increased 3% sequentially from 33,500 barrels per day in the fourth quarter of 2018 to 34,500 barrels per day in the first quarter of 2019, also a record quarterly high and slightly above the Company’s expectations for sequential oil production growth of 1 to 2% in the first quarter.

Average daily natural gas production increased 15% sequentially from 132.3 million cubic feet per day in the fourth quarter of 2018 to 152.5 million cubic feet per day in the first quarter of 2019, also a record quarterly high and significantly above the Company’s expectations for sequential natural gas production growth of 6 to 8% in the first quarter. The higher natural gas production in the first quarter of 2019 was attributable to better-than-expected natural gas production from several recent well completions in the Delaware Basin, including, in particular, the Howard Posner #203H and #204H wells discussed above as well as the David Edelstein State Com #223H well, Matador’s first two-mile lateral drilled and completed in the Wolfcamp B-Blair formation in the Rustler Breaks asset area, as reported in Matador’s February 26, 2019 earnings release. In addition, two non-operated Haynesville shale wells completed in the Elm Grove asset area during the first quarter of 2019 were turned to sales at much higher natural gas flow rates than originally forecasted.

Realized Commodity Prices

Matador’s weighted average realized oil price, excluding derivatives, increased 1% sequentially from $49.09 per barrel in the fourth quarter of 2018 to $49.64 per barrel in the first quarter of 2019.  Matador’s weighted average oil price differentials relative to the West Texas Intermediate benchmark narrowed considerably from ($10.18) per barrel in the fourth quarter of 2018 to ($5.10) per barrel in the first quarter of 2019, inclusive of transportation costs.  Although the Midland-Cushing basis differentials narrowed to less than ($1.00) during March 2019, futures prices in late April 2019 suggest these basis differentials may be wider over the next few months. As a result, Matador’s weighted average realized oil price differential is expected to be in the range of ($4.00) to ($6.00) per barrel in the second quarter of 2019, inclusive of transportation costs.

Matador’s weighted average realized natural gas price, excluding derivatives, decreased 18% sequentially from $3.47 per thousand cubic feet in the fourth quarter of 2018 to $2.85 per thousand cubic feet in the first quarter of 2019, due primarily to (i) an overall decrease in natural gas prices, (ii) significant widening in Waha-Henry Hub basis differentials, particularly late in the first quarter, and (iii) a decrease in natural gas liquids prices in the first quarter of 2019 as compared to the fourth quarter of 2018. Matador realized a weighted average natural gas price differential of ($0.03) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the first quarter of 2019, as compared to a differential of ($0.26) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the fourth quarter of 2018. Matador is a two-stream reporter, and the revenues associated with its natural gas liquids production are included in the weighted average realized natural gas price.

Matador’s realized price for its Delaware Basin natural gas production is exposed to the Waha-Henry Hub basis differentials. These basis differentials widened significantly in April 2019 for a short period of time, including a few days when natural gas was being sold at Waha for negative prices as high as ($7.00) to ($9.00) per million British thermal units (“MMBtu”) on a daily market basis, resulting, in part, from a number of simultaneous outages and maintenance projects impacting major pipelines in the area. In response to these wider basis differentials, Matador temporarily shut in certain high gas-oil ratio wells and took other actions to mitigate the impact of these negative prices on its results. Fortunately, most of these major pipeline problems appear to have been resolved, and natural gas prices at Waha were positive for most of the latter part of April, typically ranging from $0.20 to $0.70 per MMBtu on a daily market basis.

The majority of Matador’s Delaware Basin natural gas production is expected to remain exposed to the Waha-Henry Hub basis differentials until early in the fourth quarter of 2019, when the Kinder Morgan Gulf Coast Express Pipeline Project (“GCX Pipeline”) is expected to become operational. Matador has secured firm natural gas transportation and sales on the GCX Pipeline for an average of approximately 110,000 to 115,000 MMBtu per day at a price based upon Houston Ship Channel pricing. Further, approximately 20% of Matador’s reported natural gas production is attributable to the Haynesville and Eagle Ford shale plays, which are not exposed to Waha pricing. Finally, as a two-stream reporter, most of Matador’s natural gas volumes in the Delaware Basin are processed for natural gas liquids, resulting in a further reduction of 15 to 20% in the reported natural gas volumes exposed to Waha pricing.

Operating Expenses

On a unit-of-production basis:

•
Production taxes, transportation and processing expenses increased 3% sequentially from $3.53 per BOE in the fourth quarter of 2018 to $3.65 per BOE in the first quarter of 2019, in line with the Company’s expectations for the first quarter. This increase was primarily attributable to increased natural gas gathering and processing fees associated with the 15% increase in the Company’s natural gas production. Year-over-year, production taxes, transportation and processing expenses decreased 16% from $4.37 per BOE in the first quarter of 2018.

•
Lease operating expenses per BOE increased 27% sequentially from $4.56 per BOE in the fourth quarter of 2018 to $5.78 per BOE in the first quarter of 2019. The increase was primarily attributable to higher repair and workover expenses than anticipated and higher salt water disposal costs in the Antelope Ridge asset area as more of the Company’s Delaware Basin drilling and completion activity was focused in Antelope Ridge during the first quarter of 2019. In addition, the Company’s lease operating expenses are typically higher in the first quarter of each year, primarily as a result of winter weather and certain precautions the Company takes to ensure its wells continue producing during the winter months. Year-over-year, lease operating expenses increased 6% from $5.44 per BOE in the first quarter of 2018. Matador anticipates that its lease operating expenses on a unit-of-production basis will improve in subsequent periods and should be more in line with the Company’s estimates of $5.00 to $5.25 per BOE for the remainder of the year.

•
General and administrative (“G&A”) expenses increased 27% sequentially from $2.66 per BOE in the fourth quarter of 2018 to $3.39 per BOE in the first quarter of 2019, below the Company’s expectations for the first quarter. As previously reported, the much lower G&A expenses in the fourth quarter of 2018 were primarily attributable to lower cash bonus compensation for Matador’s principal executives in 2018. G&A expenses of $3.39 per BOE were the lowest in any quarter since Matador’s initial public offering in 2012, with the exception of the fourth quarter of 2018. Year-over-year, G&A expenses decreased 23% from $4.40 per BOE in the first quarter of 2018. Further, G&A expenses per unit of production have declined almost 40% over the past two years from $5.50 per BOE in the first quarter of 2017.

•
Depletion, depreciation and amortization (“DD&A”) expenses were essentially flat sequentially at $14.25 per BOE in the first quarter of 2019 as compared to $14.19 per BOE in the fourth quarter of 2018, reflecting a comparable increase in both oil equivalent production and proved oil and natural gas reserves between the respective periods. Year-over-year, DD&A expenses increased 5% from $13.59 per BOE in the first quarter of 2018 due in large part to depreciation expenses associated with the significant increase in midstream properties placed in service between the respective periods.

San Mateo Highlights and Update

On February 25, 2019, Matador announced a strategic midstream transaction with a subsidiary of Five Point designed to expand San Mateo’s operations in the Delaware Basin and, specifically, to expand its three-pipe midstream offering throughout Eddy County, New Mexico (please see Matador’s February 25, 2019 press release for additional information). As part of this transaction, Matador dedicated to San Mateo II acreage in the Greater Stebbins Area as well as Matador’s new Stateline asset area totaling approximately 25,500 gross acres. The Stateline asset area includes the 2,800 gross and net acres Matador acquired along the New Mexico and Texas state border in Eddy County, New Mexico, as part of the Bureau of Land Management New Mexico Oil and Gas Lease Sale in September 2018. In return, Five Point has committed to carry Matador for $125 million of the first $150 million in associated capital expenditures (i.e., Matador will pay $25 million and Five Point will pay $125 million). As part of this transaction, Five Point has also provided Matador the opportunity to earn deferred performance incentives of up to $150 million over the next five years as Matador executes its operational plans in and around the Stateline asset area and the Greater Stebbins Area, plus additional performance incentives for Matador, as manager of San Mateo II, to bring in additional third-party customers. At closing, Matador and Five Point owned 51% and 49% of San Mateo II, respectively.

In addition, during the first quarter of 2019, San Mateo completed and began injecting water in its sixth commercial salt water disposal well in the Rustler Breaks asset area, bringing San Mateo’s designed salt water disposal capacity to approximately 250,000 barrels per day. Matador recently began drilling a seventh commercial salt water disposal well in the Rustler Breaks asset area on behalf of San Mateo, temporarily re-directing one of its six operated rigs in the Delaware Basin to drill this well.

During the first quarter of 2019, San Mateo continued to increase its gathering, processing and disposal volumes as follows:

•
Gathered an average of 179 million cubic feet of natural gas per day in the Wolf and Rustler Breaks asset areas, a sequential increase of 20%, as compared to 149 million cubic feet per day in the fourth quarter of 2018, and a year-over-year increase of 72%, as compared to 104 million cubic feet per day in the first quarter of 2018.

•
Processed an average of 138 million cubic feet of natural gas per day at the Black River cryogenic natural gas processing plant in Eddy County, New Mexico, a sequential increase of 23%, as compared to 112 million cubic feet per day in the fourth quarter of 2018, and a year-over-year increase of 116%, as compared to 64 million cubic feet per day in the first quarter of 2018.

•
Disposed of an average of 170,000 barrels of salt water per day in the Wolf and Rustler Breaks asset areas, a sequential increase of 11%, as compared to 153,000 barrels per day in the fourth quarter of 2018, and a year-over-year increase of 70%, as compared to 100,000 barrels per day in the first quarter of 2018.

•
Gathered an average of 25,000 barrels of oil per day in the Wolf and Rustler Breaks asset areas, a sequential increase of 150%, as compared to 10,000 barrels per day in the fourth quarter of 2018, and as compared to minimal oil volumes gathered in the first quarter of 2018.

During the first quarter of 2019, San Mateo achieved:

•
Net income (GAAP basis) of $15.2 million, a sequential increase of 1% from $15.1 million in the fourth quarter of 2018, and a year-over-year increase of 48% from $10.3 million in the first quarter of 2018.

•
Adjusted EBITDA (a non-GAAP financial measure) of $20.8 million, a sequential increase of 9% from $19.1 million in the fourth quarter of 2018, and a year-over-year increase of 80% from $11.5 million in the first quarter of 2018.

•
Third-party midstream services revenues of $11.8 million, a sequential increase of 37% from $8.6 million in the fourth quarter of 2018, and a year-over-year increase of almost four-fold from $3.1 million in the first quarter of 2018.

Liquidity Position

At March 31, 2019, the Company had approximately $46.7 million in cash and restricted cash, $140.0 million in aggregate borrowings outstanding under its revolving credit facility (which includes a recently increased borrowing base of $900.0 million and has an elected borrowing commitment of $500.0 million—see below) and approximately $13.6 million in outstanding letters of credit issued pursuant to the credit facility.

At March 31, 2019, San Mateo had $220.0 million in aggregate borrowings outstanding under its credit facility and $16.2 million in outstanding letters of credit issued pursuant to the San Mateo credit facility. For accounting purposes, all borrowings outstanding under the San Mateo credit facility and all interest payments made pursuant to that facility are recorded at 100% of their carrying value in the Company’s consolidated financial statements, even though the San Mateo credit facility is non-recourse to Matador.

Borrowing Base Increased to $900 Million

On April 22, 2019, Matador’s lenders completed their review of the Company’s oil and natural gas reserves at December 31, 2018, and as a result, the borrowing base under the Company’s revolving credit facility was increased from $850 million to $900 million. Matador elected to keep the lenders’ borrowing commitment at $500 million and the maximum facility amount remained at $1.5 billion.

Hedging Positions Increased

As a result of increasing oil prices during the first quarter of 2019, Matador increased its oil hedges for the remainder of 2019 and began adding oil hedges for 2020. At May 1, 2019, Matador had approximately 70% of its anticipated oil production hedged for the second through fourth quarters of 2019 based on the midpoint of its 2019 production guidance. In addition, Matador entered into oil hedges for 2020 totaling 2.64 million barrels.

For the second through fourth quarters of 2019, Matador had approximately 10% of its anticipated natural gas production hedged based on the midpoint of its 2019 production guidance.

Matador also had in place Midland-Cushing oil basis differential swaps for 2020 for approximately 1.2 million barrels at ($0.15) per barrel.

The following is a summary of the Company’s open derivative financial instruments for the second through fourth quarters of 2019 and full-year 2020 as of May 1, 2019.

	Q2 - Q4 2019	Full Year 2020
Oil Collars - West Texas Intermediate
Costless Collars - Volumes Hedged (MBbl)	5,850	2,640
Weighted-average Price Ceiling ($/Bbl)	$70.94	$69.50
Weighted-average Price Floor ($/Bbl)	$50.26	$48.50
Three-Way Collars - Volumes Hedged (MBbl)	990	-
Weighted-average Price Ceiling (Long Call) ($/Bbl)	$78.85	-
Weighted-average Price Ceiling (Short Call) ($/Bbl)	$75.00	-
Weighted-average Price Floor ($/Bbl)	$60.00	-

Natural Gas Collars - Henry Hub
Costless Collars - Volumes Hedged (MMBtu)	1,800,000	-
Weighted-average Price Ceiling ($/MMBtu)	$3.80	-
Weighted-average Price Floor ($/MMBtu)	$2.50	-
Three-Way Collars - Volumes Hedged (MMBtu)	3,600,000	-
Weighted-average Price Ceiling (Long Call) ($/MMBtu)	$3.24	-
Weighted-average Price Ceiling (Short Call) ($/MMBtu)	$3.00	-
Weighted-average Price Floor ($/MMBtu)	$2.50	-

Oil Basis Swaps - Midland-Cushing Differential
Oil Basis Swaps - Volumes Hedged (MBbl)	-	1,200
Weighted-average Price ($/Bbl)	-	$(0.15)

Second Quarter 2019 Production Estimates

Matador is making no adjustments at this time to its full-year 2019 oil, natural gas or total oil equivalent production guidance as provided on February 26, 2019.

Matador estimates its average daily oil production should increase 1 to 2% in the second quarter as compared to the first quarter of 2019, consistent with its prior estimates.

Matador estimates its average daily natural gas production should decrease by 7 to 9% in the second quarter as compared to the first quarter of 2019. This estimated decrease reflects normal declines from the larger-than-expected increase in natural gas production attained in the first quarter of 2019, as well as the possible need, from time to time, to shut-in certain of its higher gas-oil ratio wells in the Delaware Basin in response to natural gas prices in the Delaware Basin. After declining in the second quarter, Matador still expects its natural gas production to increase significantly in the second half of the year, particularly as certain non-operated Haynesville shale wells on Matador’s LA Wildlife acreage are completed and turned to sales.

Conference Call Information

The Company will host a live conference call on Thursday, May 2, 2019, at 9:00 a.m. Central Time to review its first quarter 2019 financial and operational results. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 7076108. The conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab through May 31, 2019.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, results in certain basins, objectives, project timing, expectations and intentions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant, including the timing of the recently announced further expansion of such plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells, including in conjunction with the expansion of the midstream joint venture’s services and assets into new areas in Eddy County, New Mexico; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$20,758	$64,545
Restricted cash	25,954	19,439
Accounts receivable
Oil and natural gas revenues	74,699	68,161
Joint interest billings	56,632	61,831
Other	19,344	16,159
Derivative instruments	4,795	49,929
Lease and well equipment inventory	18,779	17,564
Prepaid expenses and other assets	8,993	8,057
Total current assets	229,954	305,685
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	3,943,423	3,780,236
Unproved and unevaluated	1,235,264	1,199,511
Midstream properties	457,456	428,025
Other property and equipment	24,848	22,041
Less accumulated depletion, depreciation and amortization	(2,383,815)	(2,306,949)
Net property and equipment	3,277,176	3,122,864
Other assets
Deferred income taxes	18,065	20,457
Other assets	58,103	6,512
Total other assets	76,168	26,969
Total assets	$3,583,298	$3,455,518
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$48,068	$66,970
Accrued liabilities	173,113	170,855
Royalties payable	57,276	64,776
Amounts due to affiliates	4,413	13,052
Derivative instruments	161	—
Advances from joint interest owners	4,672	10,968
Amounts due to joint ventures	2,433	2,373
Other current liabilities	38,287	1,028
Total current liabilities	328,423	330,022
Long-term liabilities
Borrowings under Credit Agreement	140,000	40,000
Borrowings under San Mateo Credit Facility	220,000	220,000
Senior unsecured notes payable	1,038,229	1,037,837
Asset retirement obligations	30,290	29,736
Derivative instruments	507	83
Deferred income taxes	12,903	13,221
Other long-term liabilities	21,417	4,962
Total long-term liabilities	1,463,346	1,345,839
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 116,593,623 and 116,374,503 shares issued; and 116,388,175 and 116,353,590 shares outstanding, respectively	1,166	1,164
Additional paid-in capital	1,946,466	1,924,408
Accumulated deficit	(253,224)	(236,277)
Treasury stock, at cost, 205,448 and 20,913 shares, respectively	(3,585)	(415)
Total Matador Resources Company shareholders’ equity	1,690,823	1,688,880
Non-controlling interest in subsidiaries	100,706	90,777
Total shareholders’ equity	1,791,529	1,779,657
Total liabilities and shareholders’ equity	$3,583,298	$3,455,518

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2019	2018
Revenues
Oil and natural gas revenues	$193,269	$181,954
Third-party midstream services revenues	11,838	3,068
Sales of purchased natural gas	11,231	—
Realized gain (loss) on derivatives	3,270	(4,258)
Unrealized (loss) gain on derivatives	(45,719)	10,416
Total revenues	173,889	191,180
Expenses
Production taxes, transportation and processing	19,665	17,791
Lease operating	31,163	22,148
Plant and other midstream services operating	9,316	4,220
Purchased natural gas	10,634	—
Depletion, depreciation and amortization	76,866	55,369
Accretion of asset retirement obligations	414	364
General and administrative	18,290	17,926
Total expenses	166,348	117,818
Operating income	7,541	73,362
Other income (expense)
Interest expense	(17,929)	(8,491)
Other (expense) income	(110)	53
Total other expense	(18,039)	(8,438)
(Loss) income before income taxes	(10,498)	64,924
Income tax (benefit) provision
Deferred	(1,013)	—
Total income tax benefit	(1,013)	—
Net (loss) income	(9,485)	64,924
Net income attributable to non-controlling interest in subsidiaries	(7,462)	(5,030)
Net (loss) income attributable to Matador Resources Company shareholders	$(16,947)	$59,894
(Loss) earnings per common share
Basic	$(0.15)	$0.55
Diluted	$(0.15)	$0.55
Weighted average common shares outstanding
Basic	115,315	108,913
Diluted	115,315	109,412

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2019	2018
Operating activities
Net (loss) income	$(9,485)	$64,924
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	45,719	(10,416)
Depletion, depreciation and amortization	76,866	55,369
Accretion of asset retirement obligations	414	364
Stock-based compensation expense	4,587	4,179
Deferred income tax benefit	(1,013)	—
Amortization of debt issuance cost	643	365
Changes in operating assets and liabilities
Accounts receivable	(3,873)	3,268
Lease and well equipment inventory	(1,465)	(3,806)
Prepaid expenses	(936)	(674)
Other assets	9,809	(249)
Accounts payable, accrued liabilities and other current liabilities	(41,621)	15,184
Royalties payable	(7,500)	1,627
Advances from joint interest owners	(6,297)	6,063
Other long-term liabilities	(6,608)	(49)
Net cash provided by operating activities	59,240	136,149
Investing activities
Oil and natural gas properties capital expenditures	(182,288)	(183,422)
Midstream capital expenditures	(33,340)	(36,806)
Expenditures for other property and equipment	(807)	(526)
Proceeds from sale of assets	1,555	—
Net cash used in investing activities	(214,880)	(220,754)
Financing activities
Borrowings under Credit Agreement	100,000	—
Proceeds from stock options exercised	3,150	164
Contributions related to formation of San Mateo I	14,700	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	12,330	29,400
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(8,330)	(4,900)
Taxes paid related to net share settlement of stock-based compensation	(3,208)	(4,458)
Cash paid under financing lease obligations	(274)	—
Net cash provided by financing activities	118,368	34,906
Decrease in cash and restricted cash	(37,272)	(49,699)
Cash and restricted cash at beginning of period	83,984	102,482
Cash and restricted cash at end of period	$46,712	$52,783

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA for San Mateo includes the financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation.  The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges.  In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company, Consolidated

	Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company shareholders	$(16,947)	$136,713	$59,894
Net income attributable to non-controlling interest in subsidiaries	7,462	7,375	5,030
Net (loss) income	(9,485)	144,088	64,924
Interest expense	17,929	14,492	8,491
Total income tax benefit	(1,013)	(7,691)	—
Depletion, depreciation and amortization	76,866	72,478	55,369
Accretion of asset retirement obligations	414	404	364
Unrealized loss (gain) on derivatives	45,719	(74,577)	(10,416)
Stock-based compensation expense	4,587	3,413	4,179
Consolidated Adjusted EBITDA	135,017	152,607	122,911
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(10,178)	(9,368)	(5,657)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$124,839	$143,239	$117,254

	Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$59,240	$189,205	$136,149
Net change in operating assets and liabilities	58,491	(50,129)	(21,364)
Interest expense, net of non-cash portion	17,286	13,986	8,126
Current income tax benefit	—	(455)	—
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(10,178)	(9,368)	(5,657)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$124,839	$143,239	$117,254

Adjusted EBITDA – San Mateo

	Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$15,229	$15,051	$10,266
Depletion, depreciation and amortization	3,406	3,713	1,268
Interest expense	2,142	333	—
Accretion of asset retirement obligations	—	20	11
Adjusted EBITDA	$20,777	$19,117	$11,545

	Three Months Ended
(In thousands)	March 31, 2019	December 31, 2018	March 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$32,616	$23,070	$10,385
Net change in operating assets and liabilities	(13,899)	(4,273)	1,160
Interest expense, net of non-cash portion	2,060	320	—
Adjusted EBITDA	$20,777	$19,117	$11,545

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company shareholders	$(16,947)	$136,713	$59,894
Total income tax benefit	(1,013)	(7,691)	—
(Loss) income attributable to Matador Resources Company shareholders before taxes	(17,960)	129,022	59,894
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	45,719	(74,577)	(10,416)
Adjusted income attributable to Matador Resources Company shareholders before taxes	27,759	54,445	49,478
Income tax expense(1)	5,829	11,433	10,390
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$21,930	$43,012	$39,088

Basic weighted average shares outstanding, without participating securities	115,315	114,994	107,608
Dilutive effect of participating securities	1,052	1,347	1,305
Weighted average shares outstanding, including participating securities - basic	116,367	116,341	108,913
Dilutive effect of options and restricted stock units	202	68	499
Weighted average common shares outstanding - diluted	116,569	116,409	109,412
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.19	$0.37	$0.36
Diluted	$0.19	$0.37	$0.36

(1) Estimated using federal statutory tax rate in effect for the period.